Exhibit 99.1

    Press Release

For Immediate Release

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

ORACLE NAMES VISHAL SIKKA

TO THE BOARD OF DIRECTORS

REDWOOD SHORES, Calif., December 9, 2019 — Oracle (NYSE: ORCL) today announced that Dr. Vishal Sikka, founder and CEO of the AI company Vianai Systems, has been named to Oracle’s Board of Directors. Before starting Vianai, Vishal was a top executive at SAP and the CEO of Infosys.

“The digital transformation of an enterprise is enabled by the rapid adoption of modern cloud applications and technologies,” said Oracle CEO Safra Catz. “Vishal clearly understands how Oracle’s Gen2 Cloud Infrastructure, Autonomous Database and Applications come together in the Oracle Cloud to help our customers drive business value and adapt to change. I am very happy that he will be joining the Oracle Board.”

“For years, the Oracle Database has been the heartbeat and life-blood of every large and significant organization in the world,” said Dr. Vishal Sikka. “Today, Oracle is the only one of the big four cloud companies that offers both Enterprise Application Suites and Secure Infrastructure technologies in a single unified cloud. Oracle’s unique position in both applications and infrastructure paves the way for enormous innovation and growth in the times ahead. I am excited to have the opportunity to join the Oracle Board, and be part of this journey.”

“Vishal is one the world’s leading experts in Artificial Intelligence and Machine Learning,” said Oracle Chairman and CTO Larry Ellison. “These AI technologies are key foundational elements of the Oracle Cloud’s Autonomous Infrastructure and Intelligent Applications. Vishal’s expertise and experience makes him ideally suited to provide strategic vision and expert advice to our company and to our customers. He is a most welcome addition to the Oracle Board.”

About Oracle

The Oracle Cloud offers a complete suite of integrated applications for Sales, Service, Marketing, Human Resources, Finance, Supply Chain and Manufacturing, plus Highly Automated and Secure Generation 2 Infrastructure featuring the Oracle Autonomous Database. For more information about Oracle (NYSE: ORCL), visit www.oracle.com/investor or contact Investor Relations at investor_us@oracle.com or (650) 506-4073.

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“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our U.S. Securities and Exchange Commission (“SEC”) filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC, by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on Oracle’s Investor Relations website at http://www.oracle.com/investor. All information set forth in this press release is current as of December 9, 2019. Oracle undertakes no duty to update any statement in light of new information or future events.